Exhibit 4.1

Execution Version

NINTH SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 22, 2018

BETWEEN

ENTERPRISE SERVICES LLC

AS COMPANY

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

NINTH SUPPLEMENTAL INDENTURE (the “Ninth Supplemental Indenture”), dated as of January 22, 2018, between Enterprise Services LLC, a Delaware limited liability company (formerly known as HP Enterprise Services, LLC, formerly known as Electronic Data Systems, LLC, formerly known as Electronic Data Systems Corporation) (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (successor to Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association)), as trustee (the “Trustee”) under the indenture, dated as of August 12, 1996, between Electronic Data Systems Corporation (as predecessor to the Company) and Texas Commerce Bank National Association (as predecessor to the Trustee) (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture relating to the Company’s 7.45% Notes due 2029 (the “Securities”), dated as of October 12, 1999, between Electronic Data Systems Corporation (as predecessor to the Company) and Chase Bank of Texas, National Association (as predecessor to the Trustee) (the “First Supplemental Indenture,” and together with the Base Indenture as amended, modified or otherwise supplemented from time to time with applicability to the Securities, the “Indenture”).

WHEREAS, Section 9.02 of the Base Indenture permits the Company and the Trustee, at any time and from time to time, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities (the “Requisite Consents”), to enter into one or more supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities;

WHEREAS, the Company proposes in and by this Ninth Supplemental Indenture to supplement and amend the Indenture in the manner set forth in this Ninth Supplemental Indenture as it applies to the Securities;

WHEREAS, the Company has (i) offered to exchange all of the outstanding Securities (the “Exchange Offer”) and (ii) solicited consents (the “Consent Solicitation”) to amend the Indenture to allow for, among other things, the elimination of substantially all of the restrictive covenants and certain Events of Default and related provisions contained in the Indenture and the Securities, and to provide for the termination and replacement of guarantees (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Prospectus, dated as of January 8, 2018 (as amended and supplemented and together with the exhibits thereto, the “Prospectus”), and in the related letter of transmittal and consent (as amended and supplemented, the “Letter of Transmittal and Consent”);

WHEREAS, in connection with the Exchange Offer and Consent Solicitation, the Company will, upon the satisfaction of certain conditions set forth in the Prospectus and the Letter of Transmittal and Consent, deliver (i) the Total Consideration (as defined below) to each Holder that validly tenders its Securities in the Exchange Offer and delivers its consent in the Consent Solicitation, in each case to Global Bondholder Services Corporation, the exchange agent, information agent and depositary for the Exchange Offer and Consent Solicitation (the “Depositary”), prior to the Early Consent Time (as defined in the Prospectus) or (ii) the Exchange Offer Consideration (as defined below) to each Holder that validly tenders it Securities in the Exchange Offer and delivers its consent in the Consent Solicitation, in each case to the Depositary prior to the Expiration Date (as defined in the Prospectus);

WHEREAS, the “Total Consideration” for each $1,000 in aggregate principal amount of Securities tendered consists of (i) $1,000 principal amount of new 7.45% senior notes due 2029 of DXC Technology Company and (ii) a $50 early consent payment;

WHEREAS, the “Exchange Offer Consideration” for each $1,000 in aggregate principal amount of Securities tendered consists of $1,000 principal amount of new 7.45% senior notes due 2029 of DXC Technology Company and does not include an early consent payment;

WHEREAS, the Company’s ability to effect the Proposed Amendments is conditioned upon, among other things, receipt by the Company of the Requisite Consents, with such Proposed Amendments becoming operative with respect to the Indenture only if the Issuers accept for exchange Securities tendered in the Exchange Offer (the “Operative Time”);

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments (based on certificates made by the Depositary), and has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel pursuant to Sections 9.02 and 12.05 of the Base Indenture certifying as to the same;

WHEREAS, the Proposed Amendments do not violate Section 316(b) of the TIA;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Ninth Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Ninth Supplemental Indenture a valid and binding agreement and supplement to the Indenture have been done and performed;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree for the benefit of each other and for the equal and proportionate benefit of the Holders of the Securities as follows:

SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

SECTION 2. Amendments to the Indenture.

a) Amendment of Section 1.01. Section 1.1 of the Indenture is amended by deleting from such section those defined terms and section references that, by virtue of the amendments effected by this Ninth Supplemental Indenture, are no longer used in the Indenture or the Securities as amended hereby.

b) Amendment of Section 4.07. Section 4.07 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

c) Amendment of Section 4.08. Section 4.08 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

d) Amendment of Section 5.03. Section 5.03 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

e) Amendment of Section 6.01. Clauses (d) and (e) of the Indenture are hereby deleted in their entirety, together with any references thereto in the Indenture or the Securities, and are replaced with the following: “[Reserved].”

f) Amendment of Section 9.01. Section 9.01 of the Indenture is hereby amended to add a new clause (l) as set forth below, and further, the “and” of clause (j) is hereby deleted and inserted at the end of clause (k):

(l) to unconditionally terminate an existing guarantee of the Securities if, upon the distribution by the Company’s existing parent (the “Existing Parent”) of 100% of the Company’s equity interests, the Company becomes a direct or indirect wholly owned subsidiary of a parent company other than the Existing Parent (a “Successor Parent”); provided that such terminated guarantee is concurrently replaced with an unconditional guarantee of the Securities by the Successor Parent and such action is otherwise permitted under the Indenture.

g) Amendment of Section 10.01. Section 10.01 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

h) Amendment of Section 10.02. Section 10.02 of the Indenture is hereby deleted in its entirety and amended and replaced with the following:

SECTION 10.02. Rights and Duties of Successor Corporation.

In case of any consolidation or merger, or conveyance or sale of the assets of the Company as an entirety or substantially as an entirety, the resulting, surviving or transferee Person if other than the Company (the “Successor Company”) shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part and shall assume the obligations of the Company under the Securities and the Indenture, and the predecessor corporation shall be relieved of any further obligation under the Indenture and the Securities. The Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all the Debt Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of the Successor Company, instead of the Company, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Debt Securities and Coupons, if any, appertaining thereto, which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Debt Securities and Coupons, if any, appertaining thereto, which the Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Debt Securities and Coupons, if any, appertaining thereto so issued shall in all respects have the same legal rank and benefit under this Indenture as the Debt Securities and Coupons, if any, appertaining thereto theretofore or thereafter issued in accordance with the terms of this Indenture as though all such Debt Securities and Coupons had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale or conveyance such changes in phraseology and form (but not in substance) may be made in the Debt Securities and Coupons, if any, appertaining thereto thereafter to be issued as may be appropriate.

SECTION 3. Effectiveness of this Ninth Supplemental Indenture. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Ninth Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the amendments to the Indenture referred to in Section 2 above will not become operative until the Operative Time.

SECTION 4. Duplicate Originals.

The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 5. Governing Law.

This Ninth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Separability.

In case any provision in this Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 7. Headings.

The section headings of this Ninth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Ninth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8. Notices.

Any notice or communication to the Company will be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by next day, express or first class mail, or (iii) when sent by facsimile transmission, with transmission confirmed. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company:	Enterprise Services LLC 13600 EDS Drive Herndon, VA 20171 Attention: General Counsel

if to the Trustee:	The Bank of New York Mellon Trust Company, N.A. 400 South Hope Street, Suite 400, Los Angeles, CA 90071 Attn: Corporate Trust Administration—Corporate Unit

The Company or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

SECTION 9. Application of Ninth Supplemental Indenture.

The Indenture, as supplemented by this Ninth Supplemental Indenture, is in all respects ratified and confirmed. This Ninth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 10. Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

SECTION 11. Conflict with Base Indenture.

To the extent not expressly amended or modified by this Ninth Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Ninth Supplemental Indenture relating to the Securities is inconsistent with any provision of the Base Indenture, the provision of this Ninth Supplemental Indenture shall control.

SECTION 12. Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture and the Securities other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein and in the Securities are deemed to be those of the Company and not the Trustee and the Trustee assumes no responsibility for the same. The Trustee shall not be accountable for the use or application by the Company of Securities or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused the Ninth Supplemental Indenture to be duly executed as of the date first written above.

ENTERPRISE SERVICES LLC

By:	/s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title: Vice President and Secretary

[Signature Page to Ninth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee under the Indenture

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]